Exhibit 99.1

Press Release June 28, 2022

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Announces Strategic Partnership

To Reduce Greenhouse Gas Emissions

FORT WAYNE, INDIANA, June 28, 2022 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced the creation of a strategic joint venture with Aymium, a leading producer of renewable biocarbon products. Steel Dynamics owns 55 percent of the joint venture, with Aymium owning the remaining 45 percent. The entity will operate under the name SDI Biocarbon Solutions, LLC. Initial plans for the joint venture include the construction and operation of a biocarbon production facility to supply Steel Dynamics’ electric arc furnace steel mills with a renewable alternative to fossil fuel carbon using Aymium’s patented technology. The initial facility’s production capability is expected to be more than 160,000 metric tons per year, for an estimated capital investment of $125 million to $150 million. The facility is planned to begin operations late 2023.

“We are proud to help accelerate our collective goal to reduce greenhouse gas emissions through this further partnering with Aymium,” stated Mark D. Millett, Chairman, President, and Chief Executive Officer of Steel Dynamics. “We believe this strategic joint venture will significantly reduce our steelmaking greenhouse gas emissions, which are already materially lower than our global competitors, in a cost-effective manner. We also believe Aymium’s process can provide a renewable fossil fuel carbon alternative for Iron Dynamics, our proprietary ironmaking operations. We have successfully trialed Aymium’s biocarbon product in our steel operations, and conservatively estimate this first facility will reduce our Scope 1 steelmaking greenhouse gas emissions intensity between 20 and 25 percent, with potential upside from the use of the facility’s biogas. Our commitment to all aspects of sustainability is embedded in our founding principles — valuing our teams, our partners, our communities, and our environment. This investment represents a significant step forward on our path to carbon neutrality, and our continued commitment to reduce our environmental footprint.”

“Our mission is to accelerate the transition away from fossil fuels and reduce the impact on the environment,” said James Mennell, Aymium Chief Executive Officer. “Aymium’s renewable biocarbon products allow for immediate replacement of fossil fuels with renewable, carbon negative inputs, without the need to modify existing manufacturing processes or equipment. We are excited to partner with Steel Dynamics with its proven leadership in innovative, efficient, low-carbon steelmaking.”

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Aymium Overview

Aymium produces high value biocarbon and biohydrogen products that can be used to immediately replace fossil fuels in the production of metals, energy, crops, and in the purification of water and air with no modifications to equipment or processes. Produced using sustainably sourced biomass – recovered and unusable wood – Aymium’s bioproducts are renewable, carbon-negative and they replace emission-heavy fossil fuels such as coal and coke. Aymium’s leading technology is backed by more than 300 issued or pending patents on a global basis. Aymium is headquartered in Minnesota.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals marketplaces, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors including periods of slower than anticipated economic growth and the risk of a recession; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits required to operate our businesses; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impact of impairment charges.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500